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                                                                     EXHIBIT 8



                                ___________, 1999

The Barbers Hairstyling for Men & Women, Inc.
300 Industrial Boulevard N.E.
Minneapolis, MN 55413

Ladies and Gentlemen:

         We have acted as counsel to you, The Barbers Hairstyling for Men & Women, Inc. (the "Company"), in connection with the transaction (the "Merger") whereby Regis Merger Sub, Inc. ("Merger Sub"), a direct, wholly-owned subsidiary of Regis Corporation ("Regis"), will merge with and into the Company pursuant to that certain Agreement and Plan of Merger dated as of January 25, 1999 (the "Agreement") among Regis, Merger Sub, and the Company. We are delivering this opinion, relating to certain federal income tax consequences of the Merger, pursuant to Section 6.2(k) of the Agreement. Terms used herein but not defined herein have the same meaning as in the Agreement.

         In the Merger, Merger Sub shall be merged with and into the Company by a statutory merger in accordance with the Minnesota Business Corporation Act (the "MBCA"). The separate existence of Merger Sub shall cease and the Company shall be the surviving entity. Pursuant to the Agreement, each share of Company Common Stock which shall be outstanding immediately prior to the Merger shall be converted into a portion of a share of Common Stock, $.05 par value per share, of Regis ("Regis Stock"). In addition, each share of Merger Sub stock outstanding immediately prior to the Merger shall be converted into a share of Company Common Stock. No fractional shares of Regis Stock shall be issued in the Merger, but instead fractional shares shall be converted into cash. Company shareholders may exercise dissenter's rights in accordance with the MBCA.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, representations, and warranties contained in originals or copies, certified or otherwise, identified to our satisfaction, of the Agreement, the combined Proxy Statement of the Company and Prospectus of Regis (the "Proxy Statement/Prospectus") which is included in the Registration Statement on Form S-4, Registration No. _________, filed on ___________, 1999 with the Securities and Exchange Commission, the Continuity of Interest Agreements given in connection with the Merger among Regis, the Company and certain shareholders of the Company who are signatories thereto, and such other documents, including, but not limited to, schedules prepared by the Company or the Exchange Agent, as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, as to certain facts material to our opinion which we did not independently establish or verify, we have relied upon the accuracy of written representations made by an authorized officer or representative of each of Regis, the Company, and Merger Sub in letters dated the date hereof and addressed to us. Our opinion is conditioned on, among other things, the accuracy and completeness, as of the Effective Time, of such facts, information, covenants, agreements, representations, and warranties referred to above.

         In our examination of documents in connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents, and that all documents are legally binding and enforceable in accordance with their terms. In rendering our opinion, we have also assumed (i) that the

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The Barbers Hairstyling for Men & Women, Inc.
Page 2
________, 1999

Merger will be consummated (A) in accordance with the Agreement, and that none of the material terms or conditions contained therein has been waived or modified in any respect and (B) as described in the Proxy/Statement Prospectus, and (ii) that the Merger qualifies as a statutory merger under the laws of the State of Minnesota. A change or inaccuracy in any of the facts or assumptions set forth herein may adversely affect our opinion.

         Our opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion.

         The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated.

         Based upon and subject to the foregoing, it is our opinion that the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that each of Regis, Merger Sub, and the Company will be a party to the reorganization within the meaning of
Section 368(b) of the Code.

         In the case of a transaction as complex as the Merger, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth in the immediately preceding paragraph. No opinion is expressed regarding any other issues.

         This opinion letter is being delivered solely for the benefit of the Company and its shareholders as of the date of the Merger. It may not be relied upon for any other purpose or by any other person for any purpose without our prior written consent.

         We hereby consent to the filing of a copy of this opinion with the Registration Statement and to the reference to our firm contained in the Registration Statement.

                                        Very truly yours,

                                        GRAY, PLANT, MOOTY,
                                              MOOTY & BENNETT, P.A.